MINE DEVELOPMENT ASSOCIATES
MINE ENGINEERING SERVICES

Exhibit No. 23.4 To
Amendment No.3 to Form F-3

September 17, 2003

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street
Vancouver, BC
Canada V6C 2W2

Dear Sirs:

Re: Reports on the Pirquitas and Diablillos Projects, Argentina.

Mine Development Associates:

o	has reviewed the summary of the estimate of resources at the Pirquitas and Diablillos Projects in Argentina included in Amendment no. 1 to Form 20-F for the year ended December 31, 2002 and the estimate of resources at the Diablillos Project in Argentina included in Amendment no. 4 to Form 20-F for the year ended December 31, 2001 of Silver Standard Resources Inc. ("Silver Standard");
o	confirms that each summary of an estimate of resources concurs with the estimate contained in our reports prepared for the Pirquitas and Diablillos Projects in Argentina;
o	consents to being named as an expert in Amendment no. 3 to Form F-3 of Silver Standard to be filed in connection with the sale from time to time of securities of Silver Standard;
o	consents to being referenced in Amendment no. 1 to Form 20-F for the year ended December 31, 2002 and Amendment no. 4 to Form 20-F for the year ended December 31, 2001 of Silver Standard; and
o	consents to this consent being filed as an Exhibit to Amendment no. 3 to Form F-3 and to Amendment no. 1 to Form 20-F for the year ended December 31, 2002 and Amendment no. 4 to Form 20-F for the year ended December 31, 2001 of Silver Standard.

Yours Sincerely,

Mine Development Associates

Per:

/s/ Steve Ristorcelli

775-856-5700
210 South Rock Blvd.
Reno, Nevada 89502
FAX: 775-856-6053